Exhibit 99.1

Tapestry, Inc. Reports Fiscal 2020 Third Quarter Results

Significant Actions Underway to Mitigate the Impact of Covid-19

NEW YORK--(BUSINESS WIRE)--April 30, 2020--Tapestry, Inc. (NYSE: TPR), a leading New York-based house of modern luxury accessories and lifestyle brands, today reported results for the fiscal third quarter ended March 28, 2020.

Jide Zeitlin, Chairman and Chief Executive Officer of Tapestry, Inc., said, “We entered the calendar year with strong underlying momentum. As the novel coronavirus expanded across the globe, our results materially weakened. In navigating this unprecedented crisis, we are guided by our values and have continued to prioritize our community – our people, their families, and our customers. I am incredibly proud of our teams around the world and the resilience they have shown in facing events that have impacted every aspect of how we live our lives and manage our business.”

“No one is immune to the effects of this one hundred year storm. We are taking aggressive actions to assure that Tapestry emerges a strong company when conditions normalize. We have powerful brands with deep consumer connections and a long history of successfully navigating global challenges and macroeconomic shocks. In addition, we have a strong balance sheet, we benefit from a multi-channel international distribution model with only modest exposure to wholesale, and a diversified supply chain.”

“We are building on our strengths and moving swiftly to adapt to the current environment with a focus on preserving liquidity and enhancing financial flexibility. We are accelerating key elements of the transformational work we began prior to the crisis, notably driving outsized growth in digital and creating a more streamlined and data-driven organization.”

Distribution Network

During the quarter, 90% of Tapestry’s stores were either closed or operating on shortened hours. We have seen a degree of normalcy return in certain areas first impacted, including Mainland China and Korea, and expect to apply lessons learned as, over time, additional countries and regions reopen. Across all brands, our network was impacted as follows:

  China: Approximately 90% of stores on the Mainland were closed as of early February. By the end of the quarter, the vast majority of stores had re-opened, though traffic remained muted. As of mid-April, all stores were open and we have continued to experience a gradual improvement in the business week-to-week.
  North America and Europe: All stores were closed as of mid-March and the vast majority remain closed today. However, beginning on May 1st, in accordance with state and local guidelines, utilizing heightened health and safety precautions, the Company will reopen approximately 40 stores in North America for contactless curbside or storefront pickup service only. In Europe, we have opened five locations in Germany and Austria. The Company is planning a phased approach to welcome shoppers back into safety enhanced stores where teams will be equipped with gloves and masks, offer sanitizers and wipes at the cash wrap, and limit the number of customers to align with recommended social distancing practices.
  Japan: The vast majority of stores were operating on shortened hours as of mid-March. As of mid-April, all stores were closed in compliance with local government requirements.
  South Korea: The majority of stores were operating on shortened hours as of mid-March and as of early April, all stores had resumed normal operating hours.
  Other Asia Pacific: The majority of stores in Malaysia, Singapore, Australia and New Zealand were operating under shortened hours as of mid-March and by early April were closed. Most remain closed today, however, in Australia, Tapestry has reopened twelve locations.
  Global Wholesale: Similar to the Company’s directly operated stores, the majority of its travel retail and distributor-run locations as well as international and North America department stores and multi-brand shops were closed over the quarter and remain closed today.
  Digital: Tapestry’s e-commerce platforms and related distribution centers across all brands and regions remained operational almost continuously during the quarter. The Company’s brand teams distorted marketing investment towards digital, driving engagement with customers and generating significant overall e-commerce sales gains. Because the Company’s digital business is smaller than the revenues generated in physical stores, the strong digital growth did not offset the loss of revenue due to store closures.

Supply Chain

Tapestry’s supply chain continued to operate effectively over the third quarter given its globally diversified manufacturing and sourcing base, with relatively limited exposure to China. Subsequent to quarter-end, the Company has been successfully working with its service providers to balance changing levels of supply and demand.

Mitigating Actions

As previously announced, the Company moved quickly to mitigate the impact of Covid-19, reinforcing its liquidity and financial flexibility. Tapestry has also accelerated its transformational work to position the Company for recovery and long-term, profitable growth:

  Driving SG&A savings by eliminating non-essential operating costs, such as marketing, across all key areas of spend and reducing corporate compensation;
  Tightly managing inventories by reflowing late spring and early summer product introductions and cancelling inventory receipts for late summer/early fall 2020, which is expected to result in over $500 million of working capital savings;
  Reducing Capex by at least $100 million in fiscal 2021 as compared to its run-rate spend of approximately $275 million. The Company is delaying or cancelling new store openings, while prioritizing investment in high-return projects aligned with the multi-year growth agenda, notably in digital.
  Drawing down $700 million from its $900 million revolving credit facility, funded after quarter end, to add to cash balances;
  Suspending both its quarterly cash dividend and share repurchase programs saving approximately $700 million annually as compared to fiscal 2020.

In addition, the Company is taking additional actions to further streamline its organization, including reductions in its corporate and retail workforce. In aggregate, the Company expects to incur pre-tax charges associated with these actions of approximately $55-$70 million, primarily related to cash severance costs, which will be reflected beginning in the fourth quarter of fiscal 2020, and are expected to be completed by the end of fiscal 2021. These charges will be recorded within SG&A expenses. These actions position Tapestry to emerge as a global, consumer-centric company, with a more agile organizational structure. Being more responsive to the rapidly changing retail environment enables Tapestry’s multi-year growth agenda.

Outlook

“The impact of the Covid-19 pandemic transcends near-term results. Consumer behaviors are changing and secular trends are accelerating. In this environment, we are planning conservatively while acting decisively to transform the way we operate and engage with our customers. The saliency of our brands plus the strong financial position of our company will enable us to successfully manage through this crisis, as we become a more consumer-centric, data-driven, and agile organization," Mr. Zeitlin concluded.

Overview of Third Quarter 2020 Tapestry, Inc. Results

The following results include the impact of the coronavirus. Please note the Company is not providing comparable store sales figures, as the Company believes this will not be a valuable measure given the current business environment and number of store closures during the quarter.

  Net sales totaled $1.07 billion for the fiscal third quarter as compared to $1.33 billion in the prior year.
  Gross profit totaled $616 million on a reported basis, while gross margin for the quarter was 57.4% compared to $916 million and 68.8%, respectively, in the prior year. On a non-GAAP basis, gross profit totaled $720 million, while gross margin was 67.1% as compared to $921 million and 69.2%, respectively, in the prior year.
  SG&A expenses totaled $1.30 billion on a reported basis and represented 121.3% of sales compared to $806 million and 60.6%, respectively, in the year ago quarter. On a non-GAAP basis, SG&A expenses were $752 million and represented 70.1% of sales as compared to $776 million and 58.3%, respectively, in the year ago period.
  Operating loss was approximately $685 million on a reported basis, while operating margin was (63.9)% versus operating income of $110 million and an operating margin of 8.2% in the prior year. On a non-GAAP basis, operating loss was $32 million, while operating margin was (2.9)% versus operating income of $145 million and an operating margin of 10.9% in the prior year.
  Net interest expense was approximately $13 million in the quarter as compared to $11 million in the year ago period.
  Other expense was $6 million versus $4 million in the prior year.
  Net loss for the quarter was $677 million on a reported basis, with earnings per diluted share of ($2.45). This compared to net income of $117 million with earnings per diluted share of $0.40 in the prior year period. The reported tax rate for the quarter of 4.0% compared to the prior year reported rate of (23.4)%. On a non-GAAP basis, net loss for the quarter was $76 million with earnings per diluted share of ($0.27). This compared to non-GAAP net income of $122 million with earnings per diluted share of $0.42 in the prior year period. The non-GAAP tax rate for the quarter was (48.2)% compared to 6.8% in the prior year.
  Inventory was $853 million at the end of quarter versus ending inventory of $811 million in the year ago period.

Fiscal third quarter results by brand were as follows:

Coach Third Quarter 2020 Results

  Net sales for Coach totaled approximately $772 million for the fiscal third quarter as compared to $965 million in the prior year.
  Gross profit for Coach totaled $476 million on a reported basis, while gross margin was 61.6%. This compared to reported gross profit and margin in the prior year of $692 million and 71.7%, respectively. On a non-GAAP basis, gross profit was $538 million, while gross margin was 69.6%, which compared with $692 million and 71.7% in the prior year’s third quarter.
  SG&A expenses for Coach were $438 million on a reported basis and represented 56.6% of sales compared to $453 million and 46.9%, respectively, in the year ago period. On a non-GAAP basis, SG&A expenses were $421 million and represented 54.5% of sales compared to expenses of $447 million or 46.3% of sales in the prior year.
  Operating income for Coach totaled $38 million compared to reported operating income of $239 million in the prior year, while operating margin was 4.9% versus 24.8% a year ago. On a non-GAAP basis, operating income was $116 million compared to $244 million in the prior year, while operating margin was 15.1% versus 25.3% a year ago.

Kate Spade Third Quarter 2020 Results

  Net sales for Kate Spade totaled approximately $250 million for the fiscal third quarter as compared to $281 million in the prior year.
  Gross profit for Kate Spade totaled approximately $123 million on a reported basis, while gross margin was 49.1%. This compared to reported gross profit and margin in the prior year of $178 million and 63.3%, respectively. On a non-GAAP basis, gross profit was $155 million, while gross margin was 62.0%, which compared with $182 million and 64.8% in the prior year’s third quarter.
  SG&A expenses for Kate Spade were $214 million on a reported basis and represented 85.7% of sales. This compared to reported SG&A expenses of $171 million in the year ago period, which represented 60.8% of sales. On a non-GAAP basis, SG&A expenses were $172 million and represented 68.9% of sales. This compared to expenses of $168 million or 59.8% of sales on a non-GAAP basis in the previous year.
  Operating loss for Kate Spade was $91 million on a reported basis, representing an operating margin of (36.6)%. This compared to operating income of $7 million and an operating margin of 2.5% on a reported basis in the year ago period. On a non-GAAP basis, operating loss was $17 million, while operating margin was (6.9)%. This compared to operating income of $14 million and an operating margin of 5.0% on a non-GAAP basis in the previous year.

Stuart Weitzman Third Quarter 2020 Results

  Net sales for Stuart Weitzman totaled $51 million for the fiscal third quarter compared to $85 million reported in the same period of the prior year.
  Gross profit for Stuart Weitzman totaled $18 million on a reported basis, while gross margin for the quarter was 35.4% as compared to $46 million and 54.3%, respectively, in the prior year. On a non-GAAP basis, gross profit was $28 million, while gross margin was 54.7% as compared to $47 million and 55.2%, respectively, in the year ago period.
  SG&A expenses for Stuart Weitzman were $549 million on a reported basis as compared to $60 million in the prior year’s third quarter. On a non-GAAP basis, SG&A expenses were $63 million as compared to $60 million.
  Operating loss for Stuart Weitzman was $531 million on a reported basis versus an operating loss of $14 million in the prior year. On a non-GAAP basis, the operating loss was $35 million versus an operating loss of $13 million in the prior year.

Non-GAAP Reconciliation

In the third quarter of fiscal 2020, the Company recorded certain items that increased its pre-tax loss by $654 million and its net loss by $601 million or about $2.18 per diluted share. Please refer to the financial tables included herein for a detailed reconciliation of the Company’s reported to non-GAAP results. These items included:

Impairments:

In the third quarter of fiscal 2020, the Company recorded $267 million of impairment charges to indefinite-lived brand intangible assets and $211 million of impairment charges to goodwill for the Stuart Weitzman reporting unit. These charges were as a result of a decline in both current and future expected cash flows, exacerbated by the Covid-19 pandemic, which resulted in a decline in sales driven by closures of a significant portion of stores and traffic declines globally. In addition, the Company recorded $104 million related to an increase in inventory reserves, and $66 million of impairment charges in store assets, including the lease assets recorded in connection with the adoption of the new lease accounting standard. These charges were primarily a result of decreased net sales and cash flow projections associated with Covid-19.

ERP Implementation and Organization-related & Integration Costs:

In addition, the Company recorded $6 million in pre-tax charges associated with its ERP and Organization-related and Integration activities.

Fiscal Year 2020 Outlook

Given the dynamic nature of the Covid-19 crisis and lack of visibility, the potential financial impact to our business cannot be accurately projected. Therefore, the Company is not providing guidance for its fiscal fourth quarter and full year 2020.

Conference Call Details

The Company will host a conference call to review these results at 8:30 a.m. (ET) today, April 30, 2020. Interested parties may listen to the conference call via live webcast by accessing www.tapestry.com/investors on the Internet or calling 1-877-510-8087 or 1-862-298-9015 and providing the Conference ID 2376079. A telephone replay will be available starting at 12:00 p.m. (ET) today, for a period of five business days. To access the telephone replay, call 1-800-585-8367 or 1-404-537-3406 and enter the Conference ID 2376079. A webcast replay of the earnings conference call will also be available for five business days on the Tapestry website. Presentation slides have also been posted to the Company’s website at www.tapestry.com/investors.

Upcoming Events

The Company expects to report fiscal 2020 fourth quarter and full year results on Thursday August 13, 2020. To receive notification of future announcements, please register at www.tapestry.com/investors ("Subscribe to E-Mail Alerts").

The Company intends to host an analyst and investor day at its headquarters in New York City in the summer of 2020 to discuss strategic initiatives. More details, including webcast registration, will be provided in the future.

Tapestry, Inc. is a New York-based house of modern luxury lifestyle brands. The Company’s portfolio includes Coach, Kate Spade and Stuart Weitzman. Our Company and our brands are founded upon a creative and consumer-led view of luxury that stands for inclusivity and approachability. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. To learn more about Tapestry, please visit www.tapestry.com. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, the statements under “Outlook” and “Fiscal Year 2020 Outlook,” statements regarding the potential impact of the Covid-19 pandemic and success of mitigating actions, the Company’s multi-year growth agenda and statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," "expect," "intend," "estimate," "continue," "project," "guidance," "forecast," “outlook,” “roadmap,” "anticipate," “excited,” “moving,” “leveraging,” “capitalizing,” “developing,” “drive,” “targeting,” “assume,” “plan,” “build,” “pursue,” “maintain,” “progress,” “future,” “emerge,” “assure,” “on track,” “well positioned to,” “look forward to,” “looking ahead,” “to acquire,” “achieve,” “strategic vision,” “ongoing headwinds,” “growth opportunities,” “view,” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as the impact of the Covid-19 pandemic, the ability to control costs and successfully execute our growth strategies, expected economic trends, the ability to anticipate consumer preferences, risks associated with operating in international markets, our ability to achieve intended benefits, cost savings and synergies from acquisitions, the risk of cybersecurity threats and privacy or data security breaches, and the impact of the CARES Act and other legislation, etc. Please refer to the Company’s latest Annual Report on Form 10-K, quarterly report on 10-Q and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

TAPESTRY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Quarter and Nine Months Ended March 28, 2020 and March 30, 2019
(in millions, except per share data)

	(unaudited)		(unaudited)
	QUARTER ENDED		NINE MONTHS ENDED
	March 28, 2020	March 30, 2019	March 28, 2020	March 30, 2019

Net sales	$ 1,072.7	$ 1,331.4	$ 4,246.6	$ 4,513.4

Cost of sales	456.5	415.5	1,506.2	1,458.9

Gross profit	616.2	915.9	2,740.4	3,054.5

Selling, general and administrative expenses	1,301.7	806.1	3,011.2	2,405.9

Operating income (loss)	(685.5)	109.8	(270.8)	648.6

Interest expense, net	13.5	10.6	39.8	36.9

Other expense (gain)	6.0	4.0	12.8	4.4

Income before provision for income taxes	(705.0)	95.2	(323.4)	607.3

Provision for income taxes	(27.9)	(22.2)	34.9	112.8

Net income (loss)	$ (677.1)	$ 117.4	$ (358.3)	$ 494.5

Net income (loss) per share:

Basic	$ (2.45)	$ 0.40	$ (1.28)	$ 1.71

Diluted	$ (2.45)	$ 0.40	$ (1.28)	$ 1.70

Shares used in computing net income (loss) per share:

Basic	276.1	290.0	279.4	289.5

Diluted	276.6	290.9	280.2	291.2

TAPESTRY, INC.
DETAIL TO NET SALES
For the Quarter and Nine Months Ended March 28, 2020 and March 30, 2019
(in millions)
(unaudited)

	QUARTER ENDED
	March 28, 2020	March 30, 2019	% Change	Constant Currency % Change

Coach	$ 772.5	$ 965.0	(20)%	(20)%
Kate Spade	249.5	281.1	(11)%	(11)%
Stuart Weitzman	50.7	85.3	(40)%	(40)%
Total Tapestry	$ 1,072.7	$ 1,331.4	(19)%	(19)%

	NINE MONTHS ENDED
	March 28, 2020	March 30, 2019	% Change	Constant Currency % Change

Coach	$ 3,008.3	$ 3,174.3	(5)%	(5)%
Kate Spade	985.4	1,034.9	(5)%	(5)%
Stuart Weitzman	252.9	304.2	(17)%	(16)%
Total Tapestry	$ 4,246.6	$ 4,513.4	(6)%	(6)%

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Quarter Ended March 28, 2020
		Items Affecting Comparability

	GAAP Basis (As Reported)	ERP Implementation	Organization- related & Integration Costs	Impairment	Non-GAAP Basis (Excluding Items)

Cost of sales
Coach	475.7	-	-	(61.9)	537.6
Kate Spade	122.5	-	-	(32.3)	154.8
Stuart Weitzman	18.0	-	-	(9.8)	27.8
Gross profit(1)	$ 616.2	$ -	$ -	$ (104.0)	$ 720.2

SG&A expenses
Coach	437.6	-	-	16.4	421.2
Kate Spade	213.8	-	0.3	41.5	172.0
Stuart Weitzman	548.7	-	0.2	485.8	62.7
Corporate	101.6	2.8	2.9	-	95.9
SG&A expenses	$ 1,301.7	$ 2.8	$ 3.4	$ 543.7	$ 751.8

Operating income (loss)
Coach	38.1	-	-	(78.3)	116.4
Kate Spade	(91.3)	-	(0.3)	(73.8)	(17.2)
Stuart Weitzman	(530.7)	-	(0.2)	(495.6)	(34.9)
Corporate	(101.6)	(2.8)	(2.9)	-	(95.9)
Operating income (loss)	$ (685.5)	$ (2.8)	$ (3.4)	$ (647.7)	$ (31.6)

Provision for income taxes	(27.9)	(0.7)	(2.5)	(49.4)	24.7
Net income (loss)	$ (677.1)	$ (2.1)	$ (0.9)	$ (598.3)	$ (75.8)
Net income (loss) per diluted common share	$ (2.45)	$ (0.01)	$ -	$ (2.17)	$ (0.27)

(1) Adjustments within Gross profit are recorded within Cost of sales.

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Nine Months Ended March 28, 2020
		Items Affecting Comparability

	GAAP Basis (As Reported)	ERP Implementation	Organization- related & Integration Costs	Impairment	Non-GAAP Basis (Excluding Items)

Cost of sales
Coach	2,030.6	-	(0.1)	(61.9)	2,092.6
Kate Spade	576.4	-	(1.2)	(32.3)	609.9
Stuart Weitzman	133.4	-	(4.3)	(9.8)	147.5
Gross profit(1)	$ 2,740.4	$ -	$ (5.6)	$ (104.0)	$ 2,850.0

SG&A expenses
Coach	1,410.2	-	(0.1)	57.9	1,352.4
Kate Spade	607.0	-	1.1	66.7	539.2
Stuart Weitzman	673.8	-	(1.9)	494.7	181.0
Corporate	320.2	23.6	27.4	-	269.2
SG&A expenses	$ 3,011.2	$ 23.6	$ 26.5	$ 619.3	$ 2,341.8

Operating income (loss)
Coach	620.4	-	-	(119.8)	740.2
Kate Spade	(30.6)	-	(2.3)	(99.0)	70.7
Stuart Weitzman	(540.4)	-	(2.4)	(504.5)	(33.5)
Corporate	(320.2)	(23.6)	(27.4)	-	(269.2)
Operating income (loss)	$ (270.8)	$ (23.6)	$ (32.1)	$ (723.3)	$ 508.2

Provision for income taxes	34.9	(5.7)	(11.9)	(61.5)	114.0
Net income (loss)	$ (358.3)	$ (17.9)	$ (20.2)	$ (661.8)	$ 341.6
Net income (loss) per diluted common share	$ (1.28)	$ (0.06)	$ (0.07)	$ (2.37)	$ 1.22

(1) Adjustments within Gross profit are recorded within Cost of sales.

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Quarter Ended March 30, 2019
		Items Affecting Comparability

	GAAP Basis (As Reported)	ERP Implementation	Integration & Acquisition	Impact of Tax Legislation	Non-GAAP Basis (Excluding Items)

Cost of sales
Coach	691.7	-	-	-	691.7
Kate Spade	177.9	-	(4.3)	-	182.2
Stuart Weitzman	46.3	-	(0.7)	-	47.0
Gross profit(1)	$ 915.9	$ -	$ (5.0)	$ -	$ 920.9

SG&A expenses
Coach	452.8	-	5.5	-	447.3
Kate Spade	170.8	-	3.0	-	167.8
Stuart Weitzman	60.4	-	0.1	-	60.3
Corporate	122.1	14.7	7.0	-	100.4
SG&A expenses	$ 806.1	$ 14.7	$ 15.6	$ -	$ 775.8

Operating income (loss)
Coach	238.9	-	(5.5)	-	244.4
Kate Spade	7.1	-	(7.3)	-	14.4
Stuart Weitzman	(14.1)	-	(0.8)	-	(13.3)
Corporate	(122.1)	(14.7)	(7.0)	-	(100.4)
Operating income (loss)	$ 109.8	$ (14.7)	$ (20.6)	$ -	$ 145.1

Provision for income taxes	(22.2)	(3.7)	(2.4)	(24.9)	8.8
Net income (loss)	$ 117.4	$ (11.0)	$ (18.2)	$ 24.9	$ 121.7
Net income (loss) per diluted common share	$ 0.40	$ (0.05)	$ (0.06)	$ 0.09	$ 0.42

(1) Adjustments within Gross profit are recorded within Cost of sales.

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Nine Months Ended March 30, 2019
		Items Affecting Comparability

	GAAP Basis (As Reported)	ERP Implementation	Integration & Acquisition	Impact of Tax Legislation	Non-GAAP Basis (Excluding Items)

Cost of sales
Coach	2,231.5	-	(2.0)	-	2,233.5
Kate Spade	658.0	-	(5.4)	-	663.4
Stuart Weitzman	165.0	-	(1.7)	-	166.7
Gross profit(1)	$ 3,054.5	$ -	$ (9.1)	$ -	$ 3,063.6

SG&A expenses
Coach	1,383.1	-	5.5	-	1,377.6
Kate Spade	517.9	-	10.1	-	507.8
Stuart Weitzman	186.9	-	12.2	-	174.7
Corporate	318.0	25.1	18.4	-	274.5
SG&A expenses	$ 2,405.9	$ 25.1	$ 46.2	$ -	$ 2,334.6

Operating income (loss)
Coach	848.4	-	(7.5)	-	855.9
Kate Spade	140.1	-	(15.5)	-	155.6
Stuart Weitzman	(21.9)	-	(13.9)	-	(8.0)
Corporate	(318.0)	(25.1)	(18.4)	-	(274.5)
Operating income (loss)	$ 648.6	$ (25.1)	$ (55.3)	$ -	$ 729.0

Provision for income taxes	112.8	(6.3)	(4.5)	9.2	114.4
Net income (loss)	$ 494.5	$ (18.8)	$ (50.8)	$ (9.2)	$ 573.3
Net income (loss) per diluted common share	$ 1.70	$ (0.06)	$ (0.17)	$ (0.04)	$ 1.97

(1) Adjustments within Gross profit are recorded within Cost of sales.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies. The financial information presented above, as well as gross margin, SG&A expense ratio, and operating margin, have been presented both including and excluding the effect of certain items related to the Company’s Impairment, ERP Implementation and Organization-related and Integration Costs for the third quarter of fiscal year 2020 and ERP Implementation and Integration & Acquisition-Related Costs and the Impact of Tax Legislation for the third quarter of fiscal year 2019.

The Company operates on a global basis and reports financial results in U.S. dollars in accordance with GAAP. Percentage increases/decreases in net sales for the Company and each segment have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same periods in the prior quarter and fiscal year. The Company calculates constant currency revenue results by translating current period revenue in local currency using the prior year period’s currency conversion rate.

Due to fact that 90% of the Company’s stores were closed or operating under shortened operating hours over the course of quarter, net sales changes for the Company and each segment are based on absolute sales dollar changes and are not presented in accordance with the Company’s comparable sales definition utilized in prior quarters.

Management utilizes these non-GAAP and constant currency measures to conduct and evaluate its business during its regular review of operating results for the periods affected and to make decisions about Company resources and performance. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. Additionally, the Company believes presenting these metrics on a constant currency basis will help investors and analysts to understand the effect of significant year-over-year foreign currency exchange rate fluctuations on these performance measures and provide a framework to assess how business is performing and expected to perform excluding these effects.

TAPESTRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At March 28, 2020 and June 29, 2019
(in millions)

	(unaudited)	(audited)
	March 28, 2020	June 29, 2019
ASSETS

Cash, cash equivalents and short-term investments	$ 898.2	$ 1,233.8
Receivables	190.4	298.1
Inventories	852.9	778.3
Other current assets	190.4	246.6

Total current assets	2,131.9	2,556.8

Property and equipment, net	818.7	938.8
Lease right-of-use assets	1,970.9	-
Other noncurrent assets	2,821.5	3,381.7

Total assets	$ 7,743.0	$ 6,877.3

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$ 200.1	$ 243.6
Accrued liabilities	573.9	673.6
Short-term lease liabilities	353.4	-
Current debt	11.5	0.8

Total current liabilities	1,138.9	918.0

Long-term debt	1,587.2	1,601.9
Long-term lease liabilities	1,897.3	-
Other liabilities	566.5	844.0

Stockholders' equity	2,553.1	3,513.4

Total liabilities and stockholders' equity	$ 7,743.0	$ 6,877.3

TAPESTRY, INC.
STORE COUNT
At December 28, 2019 and March 28, 2020
(unaudited)

	As of			As of
Directly-Operated Store Count:	December 28, 2019	Openings	(Closures)	March 28, 2020

Coach
North America	393	-	(12)	381
International	596	4	(9)	591

Kate Spade
North America	222	3	(5)	220
International	205	8	(9)	204

Stuart Weitzman
North America	72	-	(1)	71
International	87	-	-	87

Contacts

Tapestry, Inc.
Analysts & Media:
Andrea Shaw Resnick
Global Head of Investor Relations and Corporate Communications
212/629-2618
aresnick@tapestry.com
Christina Colone
Vice President, Investor Relations
212/946-7252
ccolone@tapestry.com